UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 12, 2007

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2007, Mark Patterson, Chairman of MatlinPatterson Global Advisers LLC (“MatlinPatterson Advisers”), resigned from the Board of Directors of Polymer Group, Inc. (the “Company”) due to the time requirements of other responsibilities at MatlinPatterson Advisers and to allow for the addition of another independent director to the Company’s Board.  MatlinPatterson Advisers is an affiliate of MatlinPatterson Global Opportunities Partners LP, the majority shareholder of the Company.

Also on September 12, 2007, the Board elected Wade D. Nesmith as a director to fill Mr. Patterson’s unexpired term.  Mr. Nesmith will serve until the 2008 annual meeting of shareholders of the Company, until his successor is duly elected and qualified or until his death, resignation or removal, in accordance with the Company’s Amended and Restated By-laws.  Mr. Nesmith also was appointed to the Audit Committee of the Board to replace William B. Hewitt.  Mr. Hewitt remains on the Board as its Chairman and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Nesmith is deemed to be independent of the Company and its management within the meaning of the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.  As a result, a majority of the Board and each member of the Audit Committee of the Board are now deemed to be independent under such rules and regulations.  The independent directors on the Board are comprised of Messrs. Arias, Linden, Nesmith, Ovenden, and Volpe.  The fully independent Audit Committee of the Board is comprised of Messrs. Ovenden (Chairman), Linden, and Nesmith.

A copy of the Company’s press release, dated September 18, 2007, announcing the resignation of Mr. Patterson and the appointment of Mr. Nesmith as director of the Company is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1                         Press Release of Polymer Group, Inc. dated September 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: September 18, 2007	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and Secretary